UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2022

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	UTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 29, 2022, Unitil Corporation (“Unitil”) entered into a Third Amended and Restated Credit Agreement among the following parties (the “Third Amended and Restated Credit Agreement”) and related documents (collectively, the “Third Amended Credit Facility”):

•	Unitil;

•	Bank of America, N.A., as administrative agent; and

•	Bank of America, N.A., Citizens Banks, N.A., and TD Bank, N.A. (each, a “Lender”).

The Third Amended Credit Facility amends and restates in its entirety the Second Amended and Restated Credit Agreement among Unitil, Bank of America, N.A., as administrative agent, and each Lender and related documents (collectively, the “previous Credit Facility”).

Unitil and its affiliates have relationships with Bank of America, N.A. and the other Lenders involving the provision of depository and other cash management and commercial banking services, including with respect to the Third Amended Credit Facility and the previous Credit Facility.

The Third Amended Credit Facility has a borrowing limit of $200 million, which includes (i) a $25 million sublimit for the issuance of standby letters of credit and (ii) a $15 million sublimit for swingline borrowings. Unitil may increase the borrowing limit under the Third Amended Credit Facility by up to $75 million under certain circumstances. Subject to certain notice requirements, Unitil may irrevocably reduce or terminate the unutilized portion of the commitments under the Third Amended Credit Facility at any time without penalty.

Unitil may borrow under the Third Amended Credit Facility until September 29, 2027, subject to two one-year extensions under certain circumstances. The Third Amended Credit Facility terminates and all amounts outstanding thereunder are due and payable on September 29, 2027, subject to the potential extension discussed in the prior sentence. Unitil may prepay amounts outstanding under the Third Amended Credit Facility at any time without premium or penalty, other than breakage costs.

The Third Amended Credit Facility generally provides Unitil with the ability to elect that borrowings bear interest:

(i)    at a rate per annum equal to (a) the forward-looking SOFR term rate administered by CME Group Benchmark Administration Limited and published on the applicable Reuters screen page (“Term SOFR Screen Rate”) two business days prior to the commencement of any interest period, plus (b) 0.1000% for an interest period of one month’s, three months’ or six–months’ duration, plus (c) a margin of 1.125% to 1.375% (based on Unitil’s credit rating);

(ii)    at a daily fluctuating rate equal to (a) the Term SOFR Screen Rate, two business days prior to such day, with a term equivalent to one month beginning on that date, plus (b) 0.1000%, plus (c) a margin of 1.125% to 1.375% (based on Unitil’s credit rating); or

(iii)    at a daily fluctuating rate equal to (a) the highest of (I) the federal funds effective rate of the Federal Reserve Bank of New York plus 0.50%, (II) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (III) Term SOFR plus 1.00%, plus (b) a margin of 0.125% to 0.375% (based on Unitil’s credit rating).

“SOFR” means the secured overnight financing rate as administered by the Federal Reserve Bank of New York.

As of the close of business on September 29, 2022, Unitil’s aggregate borrowings under the Third Amended Credit Facility were approximately $65.5 million at an interest rate per annum of approximately 4.215% (which interest rate is based on the lowest end of the margin range discussed above).

The Third Amended and Restated Credit Agreement contains customary terms and conditions for credit facilities of this type, including affirmative and negative covenants. There are restrictions on, among other things, Unitil’s and its subsidiaries’ ability to incur liens or incur indebtedness, and restrictions on Unitil’s ability to merge or consolidate with another entity or change its line of business. The affirmative and negative covenants under the Third Amended and Restated Credit Agreement shall apply to Unitil until the Third Amended Credit Facility terminates and all amounts borrowed under the Third Amended Credit Facility are paid in full (or, with respect to letters of credit, they are cash-collateralized). The only financial covenant in the Third Amended and Restated Credit Agreement provides that Unitil’s Funded Debt to Capitalization (as each term is defined in the Third Amended and Restated Credit Agreement) cannot exceed 65% tested on a quarterly basis.

The events of default under the Third Amended and Restated Credit Agreement include, but are not limited to, the following: (1) failure to pay outstanding principal or interest; (2) failure of representations or warranties to be correct, in any material respect; (3) failure to perform negative covenants and certain affirmative covenants; (4) failure to perform any other covenants or agreement, if the failure is not remedied within 30 days; (5) a cross-default with other debt in certain circumstances; (6) a change of control; (7) certain judgments against Unitil and/or its subsidiaries in excess of $25 million; (8) certain defaults on obligations under the Employee Retirement Income Security Act; or (9) certain bankruptcy-related or insolvency-related events. Such events of default could result in the acceleration of all obligations and the termination of the right to borrow additional funds or request the issuance of letters of credit under the Third Amended Credit Facility; however, upon the entry of an order for relief under the United States Bankruptcy Code, the obligations would be automatically accelerated and the right to borrow and request letters of credit would be automatically terminated.

The other terms and conditions of the Third Amended Credit Facility, including affirmative and negative covenants, are substantially similar to those of the previous Credit Facility.

The foregoing summary of the Third Amended Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Third Amended and Restated Credit Agreement and the related notes issued thereunder (collectively, the “Loan Documents”), which are attached as exhibits to this Form 8-K.

The Loan Documents have been included to provide investors with information regarding their terms. The Loan Documents are not intended to provide investors (other than the parties to the Loan Documents) with any factual information about Unitil or any of Unitil’s subsidiaries or affiliates. The representations, warranties and covenants contained in the Loan Documents were made only for purposes of the Loan Documents and as of specific dates, were solely for the benefit of the parties to the Loan Documents, and are subject to limitations agreed upon by the parties to the Loan Documents. Moreover, the representations and warranties contained in the Loan Documents were made for the purpose of allocating contractual risk between the parties to the Loan Documents instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties to the Loan Documents that differ from those applicable to investors generally. Investors (other than the parties to the Loan Documents) are not third-party beneficiaries under the Loan Documents and should not rely on the representations, warranties and covenants contained therein or any descriptions thereof as characterizations of the actual state of facts or condition of Unitil or any of Unitil’s subsidiaries or affiliates. Additionally, information concerning the subject matter of the representations and warranties contained in the Loan Documents may change after the date of the Loan Documents, which subsequent information may or may not be reflected in Unitil’s public disclosures.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Number	Exhibit

4.1*	Third Amended and Restated Credit Agreement dated September 29, 2022 among Unitil Corporation, Bank of America, N.A., as administrative agent, and the Lenders

4.2	Second Amended and Restated Note issued to Citizens Bank, N.A.

4.3	Second Amended and Restated Note issued to TD Bank, N.A.

10.1	Third Amended and Restated Credit Agreement dated September 29, 2022 among Unitil Corporation, Bank of America, N.A., as administrative agent, and the Lenders (included as Exhibit 4.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Exhibit 4.1 includes Schedule 2.01 (Commitments and Applicable Percentages). In accordance with Item 601(a)(5) of Regulation S-K, the Registrant has omitted all other schedules and exhibits. Exhibit 4.1’s table of contents includes a brief description of the subject matter of all schedules and exhibits, including the omitted schedules and exhibits. The Registrant acknowledges that it must provide a copy of any omitted schedules or exhibits to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Robert B. Hevert
Robert B. Hevert
Senior Vice President, Chief Financial Officer and Treasurer

Date: October 5, 2022